EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Corporation Reports Third Quarter 2020 Results

•	Third quarter net income of $57 million, or $0.45 per diluted share

•	Lake Charles, Louisiana olefins and vinyls facilities impacted by Hurricane Laura

•	Third quarter net income includes pre-tax restructuring charges of $34 million, or $0.19 per diluted share
HOUSTON--(BUSINESS WIRE)-- Westlake Chemical Corporation (NYSE: WLK) (the "Company" or "Westlake") today reported net income attributable to Westlake for the three months ended September 30, 2020 of $57 million, or $0.45 per diluted share, on net sales of $1,898 million. Net income in the third quarter of 2020 decreased by $101 million compared to third quarter 2019 net income of $158 million, or $1.22 per share, on net sales of $2,066 million. Income from operations of $79 million for the third quarter of 2020 decreased by $147 million from income from operations of $226 million for the third quarter of 2019. These decreases in net income and operating income were largely attributable to the impacts from Hurricane Laura, which included lost sales and production, increased maintenance expense and other costs resulting from the lower production at our facilities in Lake Charles, Louisiana. In addition, net income and operating income in the third quarter of 2020 were impacted by higher feedstock costs when compared to the prior-year period in addition to pre-tax restructuring charges of $34 million, or $0.19 per share, in our European vinyls business. Partially offsetting the impacts were higher earnings in our downstream vinyls products business driven by strong demand and lower interest rates in addition to lower fuel costs.
Third quarter 2020 net income of $57 million, or $0.45 per share, increased by $42 million from second quarter 2020 net income of $15 million, or $0.11 per share. Income from operations of $79 million for the third quarter of 2020 increased by $43 million from income from operations of $36 million for the second quarter of 2020. The increases in net income and income from operations versus the prior quarter were primarily due to higher prices for our major products, higher sales volume for caustic soda and increased earnings in our downstream vinyls products business driven by strong demand. The increases were partially offset by the impacts from Hurricane Laura and higher restructuring, feedstock and fuel costs.
For the first nine months of 2020, net income of $217 million, or $1.69 per share, decreased by $132 million from the first nine months of 2019 net income of $349 million, or $2.69 per share. Income from operations of $251 million for the first nine months of 2020 decreased by $303 million from income from operations of $554 million for the first nine months of 2019. The decreases in net income and income from operations were primarily due to lower global sales prices for our major products and lower sales volumes for caustic soda, all of which stem from the impact of the COVID-19 pandemic as well as the impacts of Hurricane Laura. Compared to the prior-year period, the first nine months of 2020 benefited from lower feedstock and fuel costs, higher earnings in our downstream vinyls products business and reduced operating costs. Net income further benefited from a lower effective tax rate and a carryback of federal net operating losses of $95 million, or $0.74 per share, resulting from the CARES Act.

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"The third quarter of 2020 continued to prove challenging as we were impacted by Hurricane Laura, one of the strongest hurricanes to hit the Gulf Coast in over 40 years, resulting in significant damage to the power and utility infrastructure in the region as well as the homes of many of our employees. As a result of the storm and the extensive damage to the utility infrastructure, many of our facilities in the Lake Charles area suffered outages which significantly reduced production and sales volumes in the quarter. Our Lake Charles footprint is our largest concentration of assets worldwide, comprising approximately one-third of our chemical production capacity. Due to the dedication of our employees at these facilities, we were able to work quickly and begin the process to resume operations at our facilities. I would like to say a special thank you to these employees," said Albert Chao, President and Chief Executive Officer. "In spite of the challenges of the COVID-19 pandemic and recent hurricanes, our employees continue to work diligently to provide the essential materials that serve a number of industries, including building and construction, healthcare, food services and packaging. We are confident that Westlake remains well positioned to serve the needs of our customers while maintaining a solid financial position, which, combined with the strong fundamentals of our business, will enable us to deliver long-term value to our shareholders."
Net cash provided by operating activities was $357 million for the third quarter of 2020 and $866 million for the first nine months of 2020. As of September 30, 2020, cash and cash equivalents were $1,217 million and long-term debt was $3,681 million. Capital expenditures were $112 million and $403 million for the third quarter and first nine months of 2020, respectively.
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $287 million for the third quarter of 2020 decreased by $138 million compared to third quarter 2019 EBITDA of $425 million. Third quarter 2020 EBITDA increased by $51 million compared to second quarter 2020 EBITDA of $236 million. For the first nine months of 2020, EBITDA of $860 million was $251 million lower than EBITDA for the first nine months of 2019 of $1,111 million. A reconciliation of EBITDA to net income, income from operations, and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
As part of an ongoing effort to reduce costs, on September 22, 2020, Westlake announced that it had directed the Louisiana Local Governmental Environmental Facilities and Community Development Authority to optionally redeem in full $154 million aggregate principal amount of the Authority's 6.5% Revenue Bonds (the "6.5% Revenue Bonds") at a redemption price of par, plus accrued and unpaid interest, if any, to the redemption date. On November 1, 2020, Westlake purchased the 6.5% Revenue Bonds in lieu of optional redemption. In June 2020, Westlake completed the registered public offering of $300 million aggregate principal amount of its 3.375% Senior Notes due 2030 and used a portion of the net proceeds from the offering of the 3.375% 2030 Senior Notes to fund the purchase in lieu of redemption of the Revenue Bonds. The refinancing, inclusive of another redemption in August, will result in a net interest savings of approximately $6 million per year.
VINYLS SEGMENT
Third quarter 2020 income from operations for the Vinyls segment of $42 million decreased by $111 million from third quarter 2019 income from operations of $153 million. This decrease in income from operations versus the prior-year period was primarily due to the impacts resulting from Hurricane Laura and restructuring costs of $34 million in our European vinyls business. The decreases in operating income were partially offset by increased earnings in our downstream vinyls products businesses and lower fuel costs.
Vinyls income from operations for the third quarter of 2020 of $42 million increased by $22 million from second quarter 2020 income from operations of $20 million, primarily due to higher earnings in our downstream vinyls products businesses, higher sales prices for our major products and higher sales volume for caustic soda, partially offset by the impacts from Hurricane Laura as well as higher restructuring, feedstock and fuel costs.
For the first nine months of 2020, Vinyls income from operations of $135 million decreased by $248 million from income from operations of $383 million for the first nine months of 2019. This decrease in income from operations was primarily due to lower sales prices for our major products, lower sales volumes of caustic soda resulting from the COVID-19 pandemic, the impacts of Hurricane Laura and higher restructuring costs. The impact on operating income was partially offset by lower ethane feedstock, fuel and operating costs when compared to the prior-year period.
OLEFINS SEGMENT
Third quarter 2020 income from operations for the Olefins segment of $51 million decreased by $41 million from third quarter 2019 income from operations of $92 million. This decrease in income from operations versus the prior-year period was primarily due to the impact of Hurricane Laura along with higher feedstock costs.

Olefins income from operations of $51 million in the third quarter of 2020 increased by $26 million from second quarter 2020 income from operations of $25 million. This increase in income from operations versus the prior quarter was primarily due to higher sales prices for polyethylene, partially offset by the impacts of Hurricane Laura.
For the first nine months of 2020, Olefins income from operations of $138 million decreased by $73 million from income from operations of $211 million for the first nine months of 2019. This decrease in income from operations was primarily due to lower sales prices for our major products as a result of the COVID-19 pandemic and the drop in global oil prices, as well as the impacts of Hurricane Laura, which were partially offset by lower feedstock costs.
The statements in this release and the related teleconference relating to matters that are not historical facts, including statements regarding delivering long-term value to shareholders, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the COVID-19 pandemic and the response thereto; general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation and changes in trade policies; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC in February 2020, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.

About Westlake:
Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, we provide the building blocks for vital solutions — from packaging and healthcare products to automotive and consumer goods, to building and construction products. For more information, visit the company's web site at www.westlake.com.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's third quarter 2020 results will be held Tuesday, November 3, 2020 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, dial (855) 760-8160 or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 189 69 58.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on November 10, 2020. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 189 69 58.
The conference call will also be available via webcast at https://edge.media-server.com/mmc/p/wb2cu7ds and the earnings release can be obtained via the Company's web page at: http://www.westlake.com/investor-relations.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

	(In millions of dollars, except per share data)
Net sales	$1,898	$2,066	$5,539	$6,235
Cost of sales	1,650	1,695	4,839	5,225
Gross profit	248	371	700	1,010
Selling, general and administrative expenses	108	110	332	343
Amortization of intangibles	27	27	81	81
Restructuring, transaction and integration-related costs	34	8	36	32
Income from operations	79	226	251	554
Interest expense	(37)	(31)	(108)	(89)
Other income, net	12	21	32	32
Income before income taxes	54	216	175	497
Provision for (benefit from) income taxes	(15)	50	(75)	120
Net income	69	166	250	377
Net income attributable to noncontrolling interests	12	8	33	28
Net income attributable to Westlake Chemical Corporation	$57	$158	$217	$349
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$0.45	$1.22	$1.69	$2.70
Diluted	$0.45	$1.22	$1.69	$2.69

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WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2020	December 31, 2019

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$1,217	$728
Accounts receivable, net	1,293	1,036
Inventories	829	936
Prepaid expenses and other current assets	42	42
Total current assets	3,381	2,742
Property, plant and equipment, net	6,853	6,912
Other assets, net	3,460	3,607
Total assets	$13,694	$13,261

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$1,218	$1,241
Long-term debt, net	3,681	3,445
Other liabilities	2,307	2,172
Total liabilities	7,206	6,858
Total Westlake Chemical Corporation stockholders' equity	5,949	5,860
Noncontrolling interests	539	543
Total equity	6,488	6,403
Total liabilities and equity	$13,694	$13,261

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2020	2019

	(In millions of dollars)
Cash flows from operating activities
Net income	$250	$377
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	577	525
Deferred income taxes	154	34
Net loss on disposition and others	70	55
Other balance sheet changes	(185)	(23)
Net cash provided by operating activities	866	968
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	(314)
Additions to property, plant and equipment	(403)	(604)
Additions to investments in unconsolidated subsidiaries	—	(45)
Return of investment from an equity investee	44	—
Other, net	(7)	15
Net cash used for investing activities	(366)	(948)
Cash flows from financing activities
Dividends paid	(102)	(98)
Distributions to noncontrolling interests	(39)	(40)
Net proceeds from issuance of Westlake Chemical Partners LP common units	—	63
Net proceeds from debt issuance and drawdown of revolver	1,299	784
Net proceeds from (repayment of) short-term notes payable	(17)	(4)
Repayment of revolver and senior notes	(1,100)	—
Repurchase of common stock for treasury	(54)	(30)
Other, net	(1)	(6)
Net cash provided by (used for) financing activities	(14)	669
Effect of exchange rate changes on cash, cash equivalents and restricted cash	4	(5)
Net increase (decrease) in cash, cash equivalents and restricted cash	490	684
Cash, cash equivalents and restricted cash at beginning of period	750	775
Cash, cash equivalents and restricted cash at end of period	$1,240	$1,459

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

	(In millions of dollars)
Net external sales
Vinyls	$1,529	$1,618	$4,382	$4,851
Olefins	369	448	1,157	1,384
	$1,898	$2,066	$5,539	$6,235
Income (loss) from operations
Vinyls	$42	$153	$135	$383
Olefins	51	92	138	211
Corporate and other	(14)	(19)	(22)	(40)
	$79	$226	$251	$554
Depreciation and amortization
Vinyls	$160	$141	$467	$413
Olefins	34	35	104	106
Corporate and other	2	2	6	6
	$196	$178	$577	$525
Other income, net
Vinyls	$7	$12	$21	$18
Olefins	1	1	2	4
Corporate and other	4	8	9	10
	$12	$21	$32	$32

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND
NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2020	2019	2020	2019

	(In millions of dollars)
Net cash provided by operating activities	$448	$357	$501	$866	$968
Changes in operating assets and liabilities and other	(454)	(230)	(316)	(462)	(557)
Deferred income taxes	30	(58)	(19)	(154)	(34)
Net income	24	69	166	250	377
Less:
Other income, net	9	12	21	32	32
Interest expense	(40)	(37)	(31)	(108)	(89)
Benefit from (provision for) income taxes	19	15	(50)	75	(120)
Income from operations	36	79	226	251	554
Add:
Depreciation and amortization	191	196	178	577	525
Other income, net	9	12	21	32	32
EBITDA	$236	$287	$425	$860	$1,111

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Third Quarter 2020 vs. Third Quarter 2019		Third Quarter 2020 vs. Second Quarter 2020
	Average Sales Price	Volume	Average Sales Price	Volume
Vinyls	-3.5%	-1.9%	+7.0%	+6.5%
Olefins	+0.4%	-18.2%	+13.5%	-11.3%
Company	-2.6%	-5.4%	+8.4%	+2.7%
Average Quarterly Industry Prices (1)

	Quarter Ended
	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020
Average domestic prices
Ethane (cents/lb) (2)	5.8	6.3	4.7	6.4	7.4
Propane (cents/lb) (3)	10.3	11.8	8.8	9.6	11.9
Ethylene (cents/lb) (4)	20.7	22.8	15.8	11.0	19.3
Polyethylene (cents/lb) (5)	59.0	54.0	52.3	49.0	61.0
Styrene (cents/lb) (6)	79.9	77.1	62.3	48.3	53.8
Caustic soda ($/short ton) (7)	692	662	648	698	697
Chlorine ($/short ton) (8)	175	175	176	175	176
PVC (cents/lb) (9)	68.8	67.8	71.8	66.5	72.5

Average export prices
Polyethylene (cents/lb) (10)	39.7	37.7	39.4	38.5	45.7
Caustic soda ($/short ton) (11)	275	219	203	319	260
PVC (cents/lb) (12)	35.1	33.6	36.9	27.5	38.5
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(1)	Industry pricing data was obtained through IHS Markit ("IHS"). We have not independently verified the data.

(2)	Average Mont Belvieu spot prices of purity ethane over the period.

(3)	Average Mont Belvieu spot prices of non-TET propane over the period.

(4)	Average North American spot prices of ethylene over the period.

(5)	Average North American Net Transaction prices of polyethylene low density GP-Film grade over the period.

(6)	Average North American contract prices of styrene over the period.

(7)
Average USGC-CSLi index values for caustic soda over the period. As stated by IHS, "the caustic soda price listing represents the USGC-CSLi values. USGC-CSLi does not reflect contract price discounts, implementation lags, caps or other adjustments factors. Additionally, it is not intended to represent a simple arithmetic average of all market transactions occurring during the month. Rather, the USGC-CSLi is most representative of the month-to-month caustic soda price movement for contract volumes of liquid 50% caustic soda rather than the absolute value of contract prices at a particular point in time. It is intended to serve only as a benchmark."

(8)	Average North American contract prices of chlorine over the period.

(9)
Average North American contract prices of pipe grade polyvinyl chloride ("PVC") over the period. As stated by IHS, "the contract resin prices posted reflect an "index" or "market" for prices before discounts, rebates, incentives, etc."

(10)	Average North American export price for low density polyethylene GP-Film grade over the period.

(11)	Average North American low spot export prices of caustic soda over the period.

(12)	Average North American spot export prices of PVC over the period.

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